UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 10, 2009
CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31753	35-2206895
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (301) 841-2700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 10, 2009, Amendment No. 8 to Credit Agreement dated as of March 14, 2006, as amended as of June 30, 2006, December 20, 2006, June 29, 2007, December 19, 2007, June 26, 2008, December 23, 2008 and February 25, 2009 (the “Amendment”) was entered into by and among CapitalSource Inc., as Initial Borrower, CapitalSource TRS LLC (“TRS”), CapitalSource Finance LLC (“CSF”), CSE Mortgage LLC (“CSEM”), CapitalSource SF TRS LLC (“SF TRS”), CapitalSource International Inc. (“International”), CapitalSource Finance II LLC (“CSF II”), CapitalSource CF LLC (“CS CF”), CSE CHR Holdco LLC (“CHR Holdco”), CSE CHR Holdings LLC (“CHR Holdings”) and CS Funding IX Depositor LLC (“Funding IX” and together with TRS, CSF, CSEM, SF TRS, International, CSF II, CHR Holdco and CHR Holdings, the “Guarantors”), the banks and other financial institutions parties thereto, Wachovia Bank, National Association, as Administrative Agent (“Wachovia”), Swingline Lender, and Issuing Lender, and Bank of America, N.A., as Issuing Lender (as amended to date, the “Agreement”).
     The primary purpose of the Amendment was to extend the maturity date on a portion of the commitments. Pursuant to the Amendment, lenders representing 86.45% of the $900 million of commitments under the Agreement agreed, subject to certain conditions, to become extending lenders with commitments that mature on March 31, 2012 in lieu of March 13, 2010. Commencing April 30, 2010, the extending lenders’ commitments will be subject to monthly amortization based on 1/24 of the initial amount of extended loans. For such extension to become effective, on or before September 30, 2009, we will be required to make a mandatory payment to the extending lenders in the amount of at least $200 million, or, in the case that we have issued debt that shares in the collateral securing the Agreement, at least $300 million. In either case, (1) at least $100 million must be paid on or before July 31, 2009, (2) the amount of such payment will be applied solely to reduce the commitments of the extending lenders, and (3) the funding source for these payments must be from debt issuances, equity issuances or cash flow not associated with proceeds of collateral that were already subject to mandatory payment requirements under the Agreement prior to the effectiveness of the Amendment. A failure to satisfy any of the above-described extension conditions prior to July 31, 2009 or September 30, 2009, as applicable, will constitute an event of default.
     In addition to the extension provisions, among other things, the Amendment:
•	provides that the loan commitments of non-extending lenders will be reduced to $94.9 million on December 31, 2009 and to $0 on March 13, 2010;

•	requires that 100% of the net proceeds of equity issuances on or prior to September 30, 2009 be applied to reduce the commitments of the extending lenders under the credit facility, unless a debt issuance closes six business days following an equity issuance, in which case such equity issuance proceeds will not be required to be applied to reduce commitments under the credit facility;

•	requires that 100% of the net proceeds of any debt issuance on or prior to September 30, 2009 be applied to reduce commitments of the extending lenders. Thereafter, 75% of the cash proceeds from any debt issuance by a credit party will be required to be applied to reduce the commitments of all lenders;

•	deletes the requirement to maintain minimum senior unsecured debt ratings;

•	deletes financial maintenance covenants relating to portfolio charged off ratios;

•	replaces the existing minimum interest coverage ratio test with an interest coverage test that is calculated prior to giving effect to our provision for loan losses;

•	adds certain provisions relating to issuance of indebtedness prior to September 30, 2009, including, among other things, (1) provisions permitting the sharing of collateral with such indebtedness, (2) limitations on our ability to make payments in respect of such indebtedness (other than scheduled interest payments and certain prepayments), (3) a cross-default provision to such indebtedness and (4) a provision that incorporates more restrictive terms of such indebtedness into the terms of the Agreement; and

•	provides for certain reductions of the subfacilities relating to swingline borrowings, letters of credit and foreign currency associated with reductions in the aggregate credit facility amount.
From time to time we have entered into other transactions and agreements with Wachovia, certain of the other parties to the Amendment and their respective affiliates.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
          See Exhibit Index attached to this Form 8-K, which is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2009	/s/ STEVEN A. MUSELES
Steven A. Museles
Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit
No.	Description
10.1
Credit Agreement dated as of March 14, 2006, among CapitalSource Inc., as borrower, the guarantors and lenders as listed in the Credit Agreement, Wachovia Bank, National Association, as administrative agent, swingline lender and issuing lender, Bank of America, N.A., as issuing lender, Wachovia Capital Markets, LLC, as sole bookrunner and lead arranger, and Bank of Montreal, Barclays Bank PLC and SunTrust Bank, as co-documentation agents (composite version; reflects all amendments through July 10, 2009).